UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       BUDINGER,    KRIS     M.

      600 WEST COUNTY LINE RD
   HIGHLANDS RANCH,     CO    80126
       USA
2. Issuer Name and Ticker or Trading Symbol
       ONLINE POWER SUPPLY, INC.
       OPWR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     12/31/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
       PRESIDENT, CEO, SEC, TREAS.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
    $.0001 Par Value Common|12/19/|G   |V|7,000             |D  |NIL        |361,784            |D     |                           |
 Stock                     |00    |    | |                  |   |           |                   |      |                           |
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    $.0001 Par Value Common|N/A   |N/A | |NONE              |   |N/A        |414,291            |I     |By spouse                  |
 Stock                     |      |    | |                  |   |           |                   |      |                           |
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    $.0001 Par Value Common|N/A   |N/A | |NONE              |   |N/A        |102,400            |I     |By dependents              |
 Stock                     |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
 Right to Buy (Nonqual|N/A     |N/A  |N/A |N|N/A N/A    |A,D|03/04|93/03|$.0001 Par V|500,000|$5.50  |500,000     |D  |            |
ified) (a)            |        |     |    |/|           |   |/99  |/03  |alue Common |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |Stock       |       |       |            |   |            |
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 Right to Buy (ISOP) (|N/A     |N/A  |N/A |N|N/A N/A    |A,D|12/14|12/13|$.0001 Par V|11,650 |$6.18  |11,650      |D  |            |
b)                    |        |     |    |/|           |   |/99  |/09  |alue Common |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |Stock       |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(a) Stock options exempt undr Rule 16b-3. The stock options were not issued under the Issuer's Incentive Stock
Option Plan ("ISOP"), which plan is qualified under Section 422 of the Internal Revenue Code.
(b) Stock options exempt under Rule 16b-3, were granted under the Issuer's Incentive Stock Option Plan ("ISOP"), which plan is qualified under Section 422 of the Internal Revenue
Code.
SIGNATURE OF REPORTING PERSON
   /s/   KRIS M. BUDINGER
DATE
  December 20, 2000